EXHIBIT 2





                            ASSET PURCHASE AGREEMENT



                                     BETWEEN



                         NATIONAL TOBACCO COMPANY, L.P.



                                       AND



                        SWEDISH MATCH NORTH AMERICA INC.



                             DATED FEBRUARY 10, 2000










NY2:\893791\01\J5NJ01!.DOC\64980.0003
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                                TABLE OF CONTENTS

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ARTICLE 1. DEFINITIONS....................................................................................................1

           SECTION 1.1. Specified Definitions.............................................................................1

           SECTION 1.2. Certain Other Defined Terms.......................................................................3

           SECTION 1.3. Other Definitional Provisions.....................................................................4

ARTICLE 2. SALE AND PURCHASE OF ASSETS; ASSUMPTION OF LIABILITIES.........................................................4

           SECTION 2.1. Purchase and Sale.................................................................................4

           SECTION 2.2. Acquired Assets and Excluded Assets...............................................................5

                               (a)        Acquired Assets.................................................................5

                               (b)        Excluded Assets.................................................................6

           SECTION 2.3. Assumed Liabilities...............................................................................6

           SECTION 2.4. Purchase Price....................................................................................7

           SECTION 2.5. Purchase Price Adjustment.........................................................................7

           SECTION 2.6. Determination of Final Inventory..................................................................8

ARTICLE 3. THE CLOSING....................................................................................................9

           SECTION 3.1. Closing Date......................................................................................9

           SECTION 3.2. Transactions To Be Effected at the Closing.......................................................10

                               (a)        Deliveries by Seller...........................................................10

                               (b)        Deliveries by Purchaser........................................................10

ARTICLE 4. REPRESENTATIONS AND WARRANTIES................................................................................10

           SECTION 4.1. Representations and Warranties of Seller.........................................................10

                               (a)        Organization, Standing and Power...............................................10

                               (b)        Authority......................................................................10

                               (c)        No Conflict....................................................................11

                               (d)        Consents.......................................................................11

                               (e)        Financial Statements...........................................................11

                               (f)        Compliance with Applicable Laws................................................12

                               (g)        Litigation; Decrees............................................................12

                               (h)        Title to Acquired Assets.......................................................12

                               (i)        Intellectual Property and Technology...........................................12



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                                TABLE OF CONTENTS
                                   (CONTINUED)


                               (j)        Absence of Certain Changes or Events...........................................14

                               (k)        Inventory......................................................................15

                               (l)        Product Warranties.............................................................15

                               (m)        Brokers........................................................................15

                               (n)        Securities Filings.............................................................15

           SECTION 4.2. Representations and Warranties of Purchaser......................................................15

                               (a)        Organization, Standing and Power...............................................15

                               (b)        Authority......................................................................15

                               (c)        No Conflict....................................................................16

                               (d)        Consents.......................................................................16

                               (e)        Financing......................................................................16

                               (f)        Brokers........................................................................16

ARTICLE 5. COVENANTS ....................................................................................................16

           SECTION 5.1. Covenants of Seller Relating to Conduct of Business..............................................16

           SECTION 5.2. Access to Information............................................................................17

           SECTION 5.3. Governmental Approvals, Etc......................................................................17

           SECTION 5.4. Third Party Consents.............................................................................18

           SECTION 5.5. Certain Information..............................................................................18

           SECTION 5.6. Bulk Transfer Laws...............................................................................18

           SECTION 5.7. Additional Agreements............................................................................19

           SECTION 5.8. Certain Understandings...........................................................................19

           SECTION 5.9. Noncompetition...................................................................................20

           SECTION 5.10. Revised Disclosure..............................................................................21

           SECTION 5.11. Sale of Equipment...............................................................................21

           SECTION 5.12. Allocation......................................................................................21

           SECTION 5.13..Confidential Information........................................................................21

ARTICLE 6. CONDITIONS PRECEDENT..........................................................................................22

           SECTION 6.1. Conditions to Each Party's Obligation............................................................22

                               (a)        HSR Waiting Period.............................................................22

                               (b)        No Injunctions or Restraints...................................................22



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                                TABLE OF CONTENTS
                                   (CONTINUED)


                               (c)        Manufacturing Services.........................................................22

                               (d)        No Lawsuits or Actions.........................................................22

           SECTION 6.2. Conditions to Obligation of Purchaser............................................................22

                               (a)        Representations and Warranties.................................................22

                               (b)        Performance of Obligations of Seller...........................................22

                               (c)        Certificate of Incumbency and Resolutions......................................23

                               (d)        Opinion of Seller's Counsel....................................................23

                               (e)        Release of Lien................................................................23

                               (f)        Seller's Required Consents.....................................................23

                               (g)        No Material Adverse Effect.....................................................23

                               (h)        NATC Guaranty..................................................................23

           SECTION 6.3. Conditions to Obligation of Seller...............................................................23

                               (a)        Representations and Warranties.................................................23

                               (b)        Performance of Obligations of Purchaser........................................23

                               (c)        Certificate of Incumbency and Resolutions......................................24

                               (d)        Opinions of Purchaser's Counsel................................................24

                               (e)        Swedish Match Guaranty.........................................................24

ARTICLE 7. TERMINATION, AMENDMENT AND WAIVER.............................................................................24

           SECTION 7.1. Termination......................................................................................24

ARTICLE 8. INDEMNIFICATION...............................................................................................26

           SECTION 8.1. Indemnification by Seller........................................................................26

           SECTION 8.2. Indemnification by Purchaser.....................................................................26

           SECTION 8.3. Limitations......................................................................................26

           SECTION 8.4. Characterization of Indemnification Payments.....................................................27

           SECTION 8.5. Losses Net of Insurance; Tax Loss and Benefits...................................................27

           SECTION 8.6. Termination of Indemnification...................................................................27

           SECTION 8.7. Procedures Relating to Third Party Claims........................................................27

           SECTION 8.8. Procedures Relating to Non-Third Party Claims....................................................29

ARTICLE 9. GENERAL PROVISIONS............................................................................................29

           SECTION 9.1. Notices..........................................................................................29


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                                TABLE OF CONTENTS
                                   (CONTINUED)



           SECTION 9.2. Interpretation...................................................................................31

           SECTION 9.3. Amendments and Waivers...........................................................................31

           SECTION 9.4. Survival of Representations......................................................................31

           SECTION 9.5. Severability.....................................................................................31

           SECTION 9.6. Counterparts.....................................................................................32

           SECTION 9.7. Entire Agreement; No Third Party Beneficiaries...................................................32

           SECTION 9.8. Governing Law....................................................................................32

           SECTION 9.9. Consent to Jurisdiction..........................................................................32

           SECTION 9.10. Publicity.......................................................................................32

           SECTION 9.11. Assignment......................................................................................33

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                                List of Exhibits
                                ----------------

Exhibit A            Form of Trademark Assignment Agreement
Exhibit B            Manufacturing Services Agreement
Exhibit C            Opinion of Weil, Gotshal & Manges LLP, counsel to Seller
Exhibit D            Guaranty Agreement (NATC)
Exhibit E            Opinion of Womble Carlyle Sandridge & Rice, PLLC, counsel
                       to Purchaser
Exhibit F            Opinion of the General Counsel of Swedish Match
Exhibit G            Guaranty Agreement (Swedish Match)



                                List of Schedules
                                -----------------

Schedule 2.2(a)(i)   Intellectual Property
Schedule 2.2(a)(ii)  Technology
Schedule 2.2(a)(iii) Inventory
Schedule 4.1(c)      Seller Conflicts
Schedule 4.1(d)      Seller Consents
Schedule 4.1(e)      Other Assumed Liabilities
Schedule 4.1(f)      Compliance with Applicable Laws
Schedule 4.1(h)      Liens
Schedule 4.1(i)      Intellectual Property and Technology
Schedule 4.1(j)      Change in Business
Schedule 4.1(k)      Location of Inventory
Schedule 4.1(l)      Express Warranties
Schedule 9.2         Certain Persons















                                       v
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                     THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made
February 10, 2000, between NATIONAL TOBACCO COMPANY, L.P., a Delaware limited partnership ("Seller"), and SWEDISH MATCH NORTH AMERICA INC., a Delaware corporation ("Purchaser").

                              W I T N E S S E T H:

                     WHEREAS, Seller is engaged in the business (the "Business") of manufacturing and selling loose leaf chewing tobacco products under, among other brand names, the brands Beech-Nut, Trophy, Havana Blossom and Durango; and

                     WHEREAS, Seller desires to sell, transfer and assign to Purchaser, and Purchaser desires to purchase from Seller, the Brands, the Inventory and other assets constituting the Acquired Assets (in each case as hereinafter defined), upon the terms and subject to the conditions set forth herein;

                     NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:


                                   ARTICLE 1.

                                  DEFINITIONS

                     SECTION 1.1. SPECIFIED DEFINITIONS. As used in this Agreement, the following capitalized terms have the meanings specified below:

                     "Affiliate" of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

                     "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law, regulation or executive order to be closed.

                     "Closing" means the closing of the purchase, assignment and sale of the Acquired Assets and the assumption of the Assumed Liabilities contemplated hereunder.

                     "Closing Date" means the time and date on which the Closing takes place, as established by Section 3.1.

                     "GAAP" means United States generally accepted accounting principles.

                     "Governmental Authority" means any agency, board, bureau, court, commission, department, instrumentality or administration of any foreign government, the United States government, any state government or any local or other governmental body in a state, territory or possession of the United States or the District of Columbia.

                     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                     "HSR Date" means the later of (a) the date that the Pre-Merger Notification and Report Form of Seller or (b) the date that the Pre-Merger Notification and Report Form of Purchaser has been accepted for filing pursuant to the HSR Act with respect to the transactions contemplated hereby.

                     "Law" means, as to any Person, any foreign or United States federal, state or local law, statute, code, ordinance, regulation, order, writ, injunction, judgment or decree applicable to such Person and to the businesses and assets thereof.

                     "Liabilities" means, as to any Person, all debts, adverse claims, liabilities and obligations, direct, indirect, absolute or contingent, known or unknown, of such Person, whether accrued, vested or otherwise, whether in contract, tort, strict liability or otherwise and whether or not actually reflected, or required by GAAP to be reflected, in such Person's balance sheets or other books and records, including, without limitation, Product Liabilities.

                     "Liens" means mortgages, liens (including Tax liens), security interests, easements, rights of way, pledges, restrictions or encumbrances of any nature whatsoever.

                     "Losses" means any and all demands, claims, complaints, actions or causes of action, suits, proceedings, investigations, arbitrations, assessments, losses, damages, liabilities, obligations (including those arising out of any action, such as any settlement or compromise thereof or judgment or award therein) and any reasonable costs and expenses, including, without limitation, attorney's and other advisors' fees and disbursements.

                     "Material Adverse Effect" means an effect that is materially adverse to the value of the Acquired Assets or to the operations of the Business to the extent relating to the value of the Acquired Assets, other than effects relating to or resulting from seasonal changes, changes relating to the economy in general or changes relating to the industry in which the Business operates.

                     "NATC" means North Atlantic Trading Company, Inc., a Delaware corporation.

                     "NATC Group" means Thomas F. Helms, Jr., NATC, Seller and all other Persons, directly or indirectly, through one or more intermediaries, controlled by Thomas F. Helms, Jr., NATC or Seller.

                     "Ordinary Course of Business" means, with respect to Seller, actions taken in the ordinary course of business consistent with past practices of Seller in relation to the Business.


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                     "Person" means any individual, corporation, partnership,
limited liability company, joint venture, trust, unincorporated organization, other form of business or legal entity or Governmental Authority.

                     "Prime Rate" means the base rate of interest publicly announced from time to time by Citibank, N.A., whether or not such rate is actually charged by such bank.

                     "Product Liabilities" means, as to any Person, all Liabilities in respect of any product liability claim brought by any other Person or class of Persons (or the personal representative of such Persons) alleging personal injury to such Persons caused by the use of the Products, and any other product liability claims, including but not limited to governmental cost recovery claims, fraud and conspiracy claims related to the Products.

                     "Products" shall mean any and all loose leaf chewing tobacco products sold under the Brands.

                     "Schedules" means the disclosure schedules delivered by Seller to Purchaser in connection herewith.

                     "Swedish Match" means Swedish Match AB, a Swedish corporation.

                     "Tax" means all federal, state, local, foreign or other governmental taxes, assessments, duties, fees, levies or similar charges of any kind, including all income, profit, franchise, excise (including any specifically relating to tobacco), property, use, intangibles, sales, payroll, employment, withholding and other taxes, and including all interest and penalties imposed with respect to such amounts.

                     "Trademarks" means trademarks, trade names, trade dress, brand names, logos and all other names and slogans, registrations thereof, pending applications therefor and such unregistered rights as may exist through use, and all goodwill associated with the foregoing.

                     SECTION 1.2. CERTAIN OTHER DEFINED TERMS. Each of the terms set forth below is defined, for purposes of this Agreement, in the Section of this Agreement listed opposite such term:

"Acquired Assets"                                                2.2(a)
"Agreement"                                                    Preamble
"Assumed Liabilities"                                               2.3
"Brands"                                                      2.2(a)(i)
"Business"                                                     Recitals
"Confidentiality Agreement"                                         5.2


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"Excluded Assets"                                                2.2(b)
"Final Inventory"                                                2.5(b)
"Final Inventory Statement"                                      2.6(b)
"Financial Statements"                                           4.1(e)
"Intellectual Property"                                       2.2(a)(i)
"Inventory"                                                 2.2(a)(iii)
"Manufacturing Services Agreement"                               6.1(c)
"Packaging Trade Dress"                                       2.2(a)(i)
"Principal Brand Registrations"                      Schedule 2.2(a)(i)
"Purchase Price"                                                    2.4
"Purchaser"                                                    Preamble
"SEC"                                                            4.1(e)
"Scheduled Intellectual Property"                             4.1(i)(i)
"Seller"                                                       Preamble
"Swedish Match Guaranty"                                         6.3(f)
"Technology"                                                 2.2(a)(ii)



                     SECTION 1.3. OTHER DEFINITIONAL PROVISIONS.

                     (a) The words "hereof", "herein", and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

                     (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

                     (c) The terms "dollars" and "$" shall mean United States dollars.

                     (d) The term "day", unless specified as a "Business Day", means a calendar day.


                                  ARTICLE 2.

             SALE AND PURCHASE OF ASSETS; ASSUMPTION OF LIABILITIES

                     SECTION 2.1. PURCHASE AND SALE. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller agrees to sell, assign, transfer, convey and deliver to Purchaser all of Seller's right, title


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and interest in, to and under the Acquired Assets, and Purchaser agrees to purchase, acquire and accept from Seller, all such right, title and interest in, to and under the Acquired Assets.

                     SECTION 2.2. ACQUIRED ASSETS AND EXCLUDED ASSETS.

                     (A) ACQUIRED ASSETS. The term "Acquired Assets" means the following, as they exist on the date hereof, with such changes, deletions or additions thereto as may occur from the date hereof to the Closing Date consistent with Section 5.1 and the other terms and conditions of this
Agreement:

                  (i) all right, title and interest in and to the brand names listed on Schedule 2.2(a)(i) (collectively, the "Brands"), including, without limitation, the registered Trademarks listed on Schedule 2.2(a)(i), the trade dress of the packaging for each of the Brands as of the date hereof (collectively, the "Packaging Trade Dress"), and all other Trademarks and copyrights owned by Seller and used in connection with the Business, but not including the names or marks "National Tobacco Company, L.P. and "Select Products, Inc." (collectively with the Brands and the Packaging Trade Dress, the "Intellectual Property");

                  (ii) all trade secrets, know-how, formulae, processes, procedures, research records and test information owned by Seller and used to manufacture the Products currently marketed as the Brands, including, without limitation, the items listed on Schedule 2.2(a)(ii) (collectively, the "Technology");

                  (iii) the tobacco leaf, work-in-process, packaging, casings and finished goods of the Business listed on Schedule 2.2(a)(iii) (collectively, the "Inventory");

                  (iv) all customers' and suppliers' lists and related purchase and sale data owned by Seller on the Closing Date and used for the Business, except to the extent relating to the Excluded Assets;

                  (v) all rights, claims and causes of action to the extent relating to any of the Acquired Assets;

                  (vi) the UPC codes and related manufacturer's number with respect to the Products to the extent assignable without including the names or marks "National Tobacco Company, L.P" or "Select Products, Inc." (or any name or mark derived from or including the foregoing);

                  (vii) the material safety data sheets with respect to the Products;


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                  (viii)   all documents, including, without limitation, files,
                           correspondence, books and records, in the possession of or available to Seller that are reasonably necessary to (a) substantiate the use and the validity of the registered Trademarks listed on
                           Schedule 2.2(a)(i) and the prosecution and maintenance of all registrations and applications for such registered Trademarks, (b) substantiate the use of the Packaging Trade Dress, (c) substantiate the use of the DURANGO trademark and the prosecution and maintenance of all applications for such trademark, and (d) embody the Technology and to manufacture the Products currently marketed as the Brands; and

                  (ix)     all goodwill related to the Acquired Assets.

                     (B) EXCLUDED ASSETS. The term "Excluded Assets" means any and all other property or assets of the Business or Seller other than the Acquired Assets, including without limitation, any real property, any manufacturing equipment relating to the production of loose leaf chewing tobacco, any computer hardware, software or supplies, or the names and marks "National Tobacco Company, L.P." and "Select Products, Inc." (in logotype design or any other style or design) and any name or mark derived from or including any of the foregoing; provided, however, that Purchaser may use the names and marks "National Tobacco Company, L.P." and "Select Products, Inc." in connection with the distribution and sale of (i) the Products manufactured for Purchaser pursuant to the Manufacturing Services Agreement as and to the extent provided therein and (ii) other items of Inventory purchased from Seller hereunder that are associated with the Products previously sold under such names or marks for twelve (12) months following the Closing.

                     SECTION 2.3. ASSUMED LIABILITIES.

                     (a) Upon the terms and subject to the conditions of this Agreement, Purchaser hereby agrees to assume, effective as of the Closing, and agrees to pay, perform and discharge when due the following Liabilities of Seller (collectively, the "Assumed Liabilities"):

                  (i) any and all obligations of Seller to the Smokeless Tobacco Council ("STC") (A) for dues and "proxy taxes" to the extent attributable to periods after the Closing Date in respect of the Business, (B) for litigation expenses in respect of calendar year 2000 to the extent attributable to an increase in Seller's market share based upon a reassessment thereof by the STC after the Closing (it being understood and agreed that Purchaser has not assumed any obligation of Seller to STC for litigation expenses for calendar year 2000 based upon the current assessment of its market share for which Seller shall remain liable) and (C) for litigation expenses for periods on and after January 1, 2001; and


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                  (ii)     any obligation for the return after the Closing Date
                           of Products sold by Seller on or before the Closing Date as a result of defects or otherwise.

                     (b) Purchaser will assume at Closing only the Liabilities and/or obligations of Seller described in Section 2.3(a). Purchaser has not agreed to assume or be liable for any Liability of Seller not specifically assumed pursuant to this Section 2.3(a), and Seller shall retain responsibility for all of its Liabilities other than the Assumed Liabilities, including without limitation with respect to the following: (i) environmental matters; (ii) Product Liabilities; (iii) Taxes; (iv) Liabilities arising out of Seller's use of the Intellectual Property or Technology prior to the Closing Date; and (v) any employees or former employees of Seller, including any expenses arising out of or relating to the employment by Seller of its employees or Seller's termination of employment of such employees, including without limitation any terminations effected by Seller as a result of the transactions contemplated by this Agreement, and all liabilities and costs under (A) the Consolidated Omnibus Budget Reconciliation Act, as amended ("COBRA") (including liabilities for violations thereof) for all "qualifying events" (as defined in COBRA) occurring with respect to employees and their dependents prior to and on the Closing Date, including qualifying events that occur as a result of the sale of the Acquired Assets contemplated by this Agreement; and (B) the Workers Adjustment Retraining and Notification Act, as amended, and the rules and regulations thereunder.

                     SECTION 2.4. PURCHASE PRICE. The purchase price for the Acquired Assets shall be $165,000,000, subject to adjustment as provided in
Section 2.5 (the "Purchase Price"), payable in the form and manner set forth in
Section 3.2(b), together with the assumption of the Assumed Liabilities.

                     SECTION 2.5. PURCHASE PRICE ADJUSTMENT.

                     (a) The Purchase Price shall be increased as of the Closing Date by an amount equal to the sum of the dues and any proxy taxes paid by Seller to the Smokeless Tobacco Council in respect of the calendar quarter during which the Closing Date occurs multiplied by a fraction, the numerator of which shall be the number of days remaining in such calendar quarter after the Closing Date and the denominator of which shall be the number of days in such calendar quarter.

                     (b) The Purchase Price shall be adjusted after final determination of Final Inventory (as defined below) pursuant to Section 2.6 hereof, as follows:

                  (i) Purchaser shall pay to Seller, as an increase in the Purchase Price, the amount by which Final Inventory shall exceed $21,652,000; or

                  (ii) Seller shall pay to Purchaser, as a reduction of the Purchase Price, the amount by which Final Inventory shall be less than $21,652,000.


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
                     (c) For purposes of this Agreement, "Final Inventory" shall mean the value (before any LIFO reserves) of the Inventory on the books and records of Seller as of the close of business on the Closing Date, determined on a basis consistent with the preparation of the Financial Statements, subject to adjustment to reflect the physical count contemplated by Section 2.6.

                     (d) Any payment required under Section 2.5(b) shall be made within ten (10) days after the final determination of the amount of Final Inventory as provided in Section 2.6 hereof (after giving effect to the resolution of any dispute as provided therein), by payment of such amount by wire transfer of immediately available funds to an account designated in writing by the party to receive such payment together with interest on the amount of such payment from the Closing Date through and including the date of payment at the Prime Rate.

                     SECTION 2.6. DETERMINATION OF FINAL INVENTORY.

                     (a) On or before the first Business Day after the Closing Date, Seller shall conduct or cause to be conducted a physical count and inspection of the Inventory. Such physical count and inspection shall be conducted in accordance with the same procedures used in preparation of the Financial Statements to the extent such a physical count was conducted in connection therewith. The physical count may, at Purchaser's option, be observed by Purchaser and its certified public accountants, who will perform such procedures as they deem necessary to confirm the accuracy of the count. The results of such physical count and inspection shall be used to determine the value of the Inventory, which shall be equal to the value (before any LIFO reserves) of the Inventory on the books and records of Seller as of the close of business on the Closing Date as adjusted to reflect increases or decreases in the Inventory based on such physical count.

                     (b) Following conclusion of the physical count and inspection, Seller shall prepare a "Final Inventory Statement." No later than ten (10) Business Days after the Closing, Seller shall deliver the Final Inventory Statement to Purchaser and its certified public accountants for review and verification that the calculation was conducted using the same procedures as in the preparation of the Financial Statements. In connection with the preparation of the Final Inventory Statement, Purchaser shall be permitted to review all work papers, books and records associated with such preparation.

                     (c) Promptly following receipt of the Inventory Statement, Purchaser shall review the same and, within fifteen (15) Business Days after such receipt, Purchaser shall deliver to Seller a certificate setting forth its acceptance of, or objections to, the Inventory Statement, together with a summary of the reasons therefor and adjustments which, in its view, are necessary to eliminate such objections.

                     (d) If Purchaser accepts the Final Inventory Statement (or does not so object within such fifteen (15) Business Day period), the determination of the Final Inventory by Seller shall be deemed final and binding as of such fifteenth (15th) Business Day.


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                     (e) In the event that Purchaser objects within such fifteen
(15) Business Day period to the Final Inventory Statement, Purchaser and Seller shall use reasonable efforts during the following five (5) Business Day period to resolve any such objections. If Purchaser and Seller resolve all such differences and each signs a certificate to that effect, the Final Inventory Statement, as so adjusted, shall be deemed final and binding for purposes of this Agreement. If Purchaser and Seller resolve some of such differences, the items as to which the parties have agreed shall be final and binding for purposes of this Agreement and the remaining items shall be determined as provided below. Notwithstanding any dispute between Purchaser and Seller described in this Section 2.6(e), Purchaser or Seller, as applicable, shall pay, in accordance with Section 2.5(d) above, the increase or decrease in the Purchase Price based on the amount of the Final Inventory that is not being disputed under this Section 2.6(e).

                     (f) To resolve any objections raised by Purchaser that are not resolved as provided above, the parties shall submit the dispute to a mutually agreed upon office of such "big five" independent certified public accounting firm that does not serve as an auditor of, or consultant to, Purchaser, Seller or any of their respective Affiliates (an "Independent Accounting Firm") as may be jointly selected by Seller and Purchaser, who shall act as an arbitrator. If Seller and Purchaser cannot agree on the choice of an Independent Accounting Firm to serve as arbitrator within three (3) Business Days after either party's written request to the other to select such a firm, the parties shall choose an Independent Accounting firm by lot, and such firm shall serve as an arbitrator. The arbitrator shall be instructed to use its commercially reasonable efforts to determine the proper resolution of the matter or matters in dispute within thirty (30) calendar days after the submission to it of the Final Inventory Statement and a statement of Purchaser's objections thereto, and, in any case, as soon as practicable after such submission. The arbitration proceeding will not be public, and no party will disclose any of the evidence in the proceeding to any Person other than the parties to the proceeding and their respective counsel and accountants, except in a proceeding to enforce the award. Each of the parties shall bear all costs and expenses incurred by it (including legal and accounting fees) in connection with such arbitration; provided, however, that the fees and expenses of the Independent Accounting Firm acting as arbitrator shall be shared equally by Purchaser and Seller; and, provided further, that in any action to enforce the arbitration decision, the successful party shall recover its reasonable attorney's fees from the unsuccessful party. This provision for arbitration shall be specifically enforceable by the parties, and the decision of the Independent Accounting Firm acting as arbitrator in accordance with the provisions hereof shall be final and binding and there shall be no right of appeal therefrom.


                                    ARTICLE 3.

                                   THE CLOSING

                     SECTION 3.1. CLOSING DATE. The Closing shall take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York

10153, at 10:00 a.m. on a date specified by Seller that is not later than two
(2) Business Days following the satisfaction or waiver of the conditions to the Closing set forth in Article 6.

                     SECTION 3.2. TRANSACTIONS TO BE EFFECTED AT THE CLOSING. At the Closing:

                     (A) DELIVERIES BY SELLER. Seller shall deliver to Purchaser such appropriately executed deeds, bills of sale, assignments and other instruments of transfer providing for the sale, assignment, transfer, conveyance and delivery of the Acquired Assets in form and substance reasonably satisfactory to Purchaser and its counsel, including, without limitation, the Trademark Assignment Agreement substantially in the form of Exhibit A (it being understood that any such deed, bill of sale, assignment or other instrument shall not provide for any representations or warranties or any Liabilities that are not otherwise expressly provided for in this Agreement); and

                     (B) DELIVERIES BY PURCHASER. Purchaser shall deliver to Seller (i) by wire transfer to an account designated in writing by Seller prior to the Closing of immediately available funds in an amount equal to the Purchase Price (as adjusted pursuant to Section 2.5(a), but remaining subject to adjustment as provided in Section 2.5(b)) and (ii) such appropriately executed assumption agreements and other instruments of assumption providing for the assumption of the Assumed Liabilities in form and substance reasonably satisfactory to Seller and its counsel (it being understood that any such deed, bill of sale, assignment or other instrument shall not provide for any representations or warranties or any Liabilities that are not otherwise expressly provided for in this Agreement).

                                   ARTICLE 4.

                         REPRESENTATIONS AND WARRANTIES

                     SECTION 4.1. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents and warrants to Purchaser as follows:

                     (A) ORGANIZATION, STANDING AND POWER. Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite partnership power and authority to own the Acquired Assets owned by it and to carry on the Business as now being conducted. Seller is duly qualified as a foreign limited partnership and is in good standing in the State of Kentucky. All of the partnership interests of Seller are owned, directly or indirectly, by NATC.

                     (B) AUTHORITY. Seller has the requisite partnership power and authority to execute and deliver this Agreement and the agreements to be entered into by it at the Closing pursuant hereto (the "Seller Ancillary Documents") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Seller Ancillary Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary partnership action on the part of Seller, and will not require the approval of securityholders of Seller. This Agreement has been duly executed and delivered by Seller and constitutes, and each Seller Ancillary Document will be duly executed and delivered by Seller at or prior to the Closing and when so executed and delivered will constitute, a legal, valid and binding obligation of Seller enforceable against it in accordance with its terms.

                     (C) NO CONFLICT. Except as set forth on Schedule 4.1(c), the execution and delivery by Seller of this Agreement and the Seller Ancillary Documents, the consummation by Seller of the transactions contemplated hereby and thereby, and the compliance by Seller with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, any provision of (i) the Delaware Revised Uniform Limited Partnership Act of the State of Delaware, (ii) the certificate of limited partnership and the partnership agreement of Seller,
(iii) any contract, agreement, indenture, commitment or obligation to which Seller is a party or by which Seller or its properties are bound, or (iv) any Law applicable to Seller, other than, in the case of clauses (iii) and (iv) above, any such conflicts, violations, or defaults that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect (and none of which, individually or in the aggregate, would materially impair Seller's ability to perform its obligations hereunder).

                     (D) CONSENTS. Except as set forth on Schedule 4.1(d), no consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any third party is required to be obtained or made by or with respect to Seller or the Acquired Assets in connection with the execution and delivery of this Agreement and the Seller Ancillary Documents or the consummation of the transactions contemplated hereby and thereby, except for (i) compliance with and filings under the HSR Act, (ii) those that may be required solely by reason of Purchaser's (as opposed to any other Person's) participation in the transactions contemplated hereby, and (iii) those the failure of which to obtain or make, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The items set forth on Schedule 4.1(d) are referred to collectively as the "Seller Required Consents."

                     (E) FINANCIAL STATEMENTS. (i) Seller has previously delivered to Purchaser in the form filed with the Securities and Exchange Commission ("SEC") (including any amendments thereto), (i) the consolidated audited financial statements of NATC included in NATC's Annual Reports on Form 10-K for the fiscal year ended December 31, 1998 and (ii) the consolidated unaudited financial statements of NATC included in NATC's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 (collectively, the "Financial Statements"). The Financial Statements have been prepared from the books and records of NATC and its subsidiaries (including Seller in respect of the Business) and, except as described in the notes thereto, have been prepared in accordance with GAAP applied on a consistent basis and present fairly the financial position, results of operations and cash flows of NATC and its subsidiaries (including Seller in respect of the Business) as at the dates and for the periods indicated, subject, in the case of the interim financial statements, to normal year-end adjustments.

                     (ii) Except as set forth in the Financial Statements or on
Schedule 4.1(e), Seller has no knowledge of any Liability that would constitute an Assumed Liability hereunder.

                     (iii) As of September 30, 1999, the value of the Inventory on the books and records of the Seller was $21,652,000 before any LIFO reserves.

                     (iv) The financial information set forth in the disclosure letter dated as of the date hereof, and delivered by Seller to Purchaser, has been derived from the Financial Statements and the books and records of the Seller, except as otherwise described therein.

                     (F) COMPLIANCE WITH APPLICABLE LAWS. Seller has complied with all Laws which (i) relate to the Business and the Acquired Assets or (ii) would give rise to a Lien, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 4.1(f), since September 30, 1999, Seller has not (i) received any written notice alleging any non-compliance with any such Laws which would reasonably be expected to have a Material Adverse Effect or (ii) received any written notice of any administrative, civil or criminal investigation or audit by any Governmental Authority relating to the Business which is reasonably likely to be adversely determined and which if adversely determined would reasonably be expected to have a Material Adverse Effect.

                     (G) LITIGATION; DECREES. Except as set forth in the Financial Statements and except for any lawsuit, action or proceeding brought after the date of this Agreement by any Person seeking to delay or prevent, or otherwise challenging, the transactions contemplated hereby, there is no lawsuit, action or proceeding pending, or, to Seller's knowledge, threatened, against Seller relating to the Business which is reasonably likely to be adversely determined and which if adversely determined would reasonably be expected to have a Material Adverse Effect. Seller is not in default under any judgment, order, injunction or decree of any Governmental Authority or arbitrator entered against Seller and relating to the Business or the Acquired Assets, except for any such defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

                     (H) TITLE TO ACQUIRED ASSETS . Except as set forth in
Schedule 4.1(h), (i) Seller has good and valid title to the Acquired Assets free and clear of all Liens, and (ii) at the Closing, Seller will transfer to Purchaser good and valid title to the Acquired Assets free and clear of all Liens.

                     (I) INTELLECTUAL PROPERTY AND TECHNOLOGY. Except as set forth on Schedule 4.1(i):

                     (i) Schedule 2.2(a)(i) sets forth a complete list of all U.S. registered Trademarks owned by Seller, including all registration numbers, classifications and dates of registration therefor (the "Scheduled Intellectual Property"). There are no licenses (A) to Seller from a third Person concerning the Intellectual Property and/or Technology used in connection with the Business or (B) from Seller to a third Person concerning any of the Intellectual Property and/or Technology.

                     (ii) The Intellectual Property and Technology constitute all intellectual property and technology necessary for operation of the Business and the manufacture and distribution of the Products as conducted by Seller on the date hereof.

                     (iii) Except as set forth on Schedule 4.1(h), Seller owns, beneficially and of record, the entire right, title and interest in and to the Scheduled Intellectual Property, free and clear of any Lien. Except as set forth on Schedule 4.1(h), no effective financing statement or other instrument similar in effect covering all or any part of such Scheduled Intellectual Property or listing the Seller as debtor is on file in any recording office (including, without limitation, the United States Patent and Trademark Office and the United States Copyright Office).

                     (iv) Each item of the Scheduled Intellectual Property designated on Schedule 2.2(a)(i) as a "Principal Brand Registration" is subsisting and has not been adjudged invalid, unregistrable or unenforceable, in whole or in part, and is valid, registrable and enforceable. To the knowledge of Seller, all appropriate actions have been taken to maintain the validity and enforceability of the Principal Brand Registrations.

                     (v) Seller has not granted any release, covenant not to sue, or non-assertion assurance to any Person with respect to the rights embodied in the Principal Brand Registrations.

                     (vi) No claim has been made in writing to Seller and, to the knowledge of Seller, no other claim has been made or threatened, and no judicial or administrative proceeding of any kind is pending, against Seller that any item of the Principal Brand Registrations is invalid or unenforceable or that the use by Seller of any of the Principal Brand Registrations does or may violate the rights of any Person. To the knowledge of Seller, there is no infringement or unauthorized use of any item of the Principal Brand Registrations by any Person.

                     (vii) None of the Principal Brand Registrations is the subject of any outstanding order, ruling, decree, judgment or stipulation by or with any Governmental Authority with respect to the Brands.

                     (viii) Seller has been using, and continues to use, the DURANGO trademark in interstate commerce in the conduct of the Business since at least as early as March 1998. Except as set forth in Schedule 4.1(h), Seller has not licensed, transferred or encumbered Seller's right, title and interest in and to the DURANGO trademark. Except as set forth in Schedule 4.1(h), no effective financing statement or other instrument similar in effect covering the DURANGO trademark listing the Seller as debtor is on file in any recording office (including, without limitation, the United States Patent and Trademark Office and the United States Copyright Office). The DURANGO trademark as used in connection with the Business has not been finally adjudged invalid, unregisterable or unenforceable and, to the knowledge of Seller, is valid, registerable and enforceable. Seller has not granted any release, covenant not to sue, or non-assertion assurance to any Person with respect to its rights in the DURANGO trademark. No claim has been made in writing to Seller and, to the knowledge of Seller, no other claim has been made or threatened, and no judicial proceeding of any kind is pending against Seller, that the DURANGO trademark is invalid or unenforceable or that use by Seller of the DURANGO trademark does or may violate the rights of any Person. To the knowledge of Seller, the DURANGO trademark is not being infringed or used without authorization by any Person and the use of the DURANGO trademark by Seller does not infringe any rights of any Person. To the knowledge of Seller, no Person has established superior rights in the DURANGO trademark for tobacco products. Seller's DURANGO trademark is not the subject of any outstanding order, ruling, decree, judgment or stipulation by or with any Governmental Authority.

                     (ix) Except as set forth in Schedule 4.1(h), Seller owns the entire right, title and interest in and to the Technology and the Packaging Trade Dress. Except as set forth in Schedule 4.1(h), Seller has not licensed, transferred or encumbered Seller's right, title and interest in and to the Technology and/or the Packaging Trade Dress. Except as set forth in Schedule 4.1(h), no effective financing statement or other instrument similar in effect covering the Technology and/or Packaging Trade Dress listing the Seller as debtor is on file in any recording office (including, without limitation, the United States Patent and Trademark Office and the United States Copyright Office). None of the Technology or Packaging Trade Dress has been adjudged invalid or unenforceable and, to the knowledge of Seller, the Technology and Packaging Trade Dress are valid and enforceable. Seller has not granted any release, covenant not to sue, or non-assertion assurance to any Person with respect to its rights embodied in the Technology and/or Packaging Trade Dress. No claim has been made in writing to Seller and, to the knowledge of Seller, no other claim has been made or threatened, and no judicial or administrative proceeding of any kind is pending against Seller, that any item of the Technology and/or the Packaging Trade Dress is invalid or unenforceable or that the use by Seller of the Technology and/or Packaging Trade Dress does or may violate the rights of any Person. To the knowledge of Seller, none of the Technology or the Packaging Trade Dress is being infringed or used without authorization by any Person and the use of the Technology and the Packaging Trade Dress by Seller does not infringe any rights of any Person. None of the Technology and the Packaging Trade Dress is the subject of any outstanding order, ruling, decree, judgment or stipulation by or with any Governmental Authority.

                     (x) Schedule 2.2(a)(x) sets forth a complete list of all pending applications for Trademarks used in connection with the Business (the "Trademark Applications"). Except as set forth in Schedule 4.1(h), Seller owns the entire right, title and interest in and to the Trademark Applications. Except as set forth in Schedule 4.1(h), Seller has not licensed, transferred or encumbered Seller's right, title and interest in and to the Trademark

Applications. Except as set forth in Schedule 4.1(h), no effective financing statement or other instrument similar in effect covering the Trademark Applications listing the Seller as debtor is on file in any recording office (including, without limitation, the United States Patent and Trademark Office). None of the Trademark Applications has been adjudged invalid or unregisterable and, to the knowledge of Seller, the Trademark Applications are valid and registerable. Seller has not granted any release, covenant not to sue, or non-assertion assurance to any Person with respect to its rights embodied in the Trademark Applications. No claim has been made in writing to Seller and, to the knowledge of Seller, no other claim has been made or threatened, and no judicial or administrative proceeding of any kind is pending against Seller, that any item of the Trademark Applications is invalid or unregisterable or that the use by Seller of the Trademark Applications does or may violate the rights of any Person. To the knowledge of Seller, none of the Trademark Applications is being infringed or used without authorization by any Person and the use of the Trademark Applications by Seller does not infringe any rights of any Person. None of the Trademark Applications is the subject of any outstanding order, ruling, decree, judgment or stipulation by or with any Governmental Authority.

                     (xi) Seller does not own any patents, registered copyrights, or Internet domain names that comprise or contain any of the Trademarks.

                     (J) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in the Schedule 4.1(j) hereto, the Financial Statements or as contemplated by this Agreement, since September 30, 1999, (i) Seller has conducted the Business in all material respects only in the Ordinary Course of Business (ii) Seller has not notified the trade of its intention to discontinue any Brand and
(iii) there has not been any Material Adverse Effect.

                     (K) INVENTORY. All items included in the Inventory (i) are useable or saleable in the Ordinary Course of Business (ii) are located on the premises described on Schedule 4.1(k), and (iii) have been acquired by Seller only in bona fide transactions entered into in the Ordinary Course of Business.

                     (L) PRODUCT WARRANTIES. Except as set forth on Schedule 4.1(l), Seller has not made any express warranties in connection with the sale of Products.

                     (M) BROKERS. Seller has not incurred and will not incur any broker's, finder's, investment banking or similar fee in connection with the transactions contemplated by this Agreement, and Seller has not made any statement or representation that could form the basis for any claim for such fee.

                     (N) SECURITIES FILINGS. NATC has timely filed with the SEC all documents required by the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to be filed with respect to NATC and its business (collectively, the "Securities Filings"). The Securities Filings (i) comply as to form with the applicable requirements under the Exchange Act and (ii) at the time filed did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                     SECTION 4.2. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby represents and warrants to Seller as follows:

                     (A) ORGANIZATION, STANDING AND POWER. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Purchaser is duly qualified as a foreign corporation and is in good standing in the State of New York. All of the equity interests of Purchaser are owned, directly or indirectly, by Swedish Match.

                     (B) AUTHORITY. Purchaser has the requisite corporate power and authority to execute this Agreement and the agreements to be entered into by it at the Closing pursuant hereto (the "Purchaser Ancillary Documents") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Purchaser Ancillary Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Purchaser, and will not require the approval of the stockholders of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes, and each Purchaser Ancillary Document will be duly executed and delivered by Purchaser at or prior to the Closing and when so executed and delivered will constitute, a legal, valid and binding obligation of Purchaser enforceable against it in accordance with its terms.

                     (C) NO CONFLICT. The execution and delivery by Purchaser of this Agreement and the Purchaser Ancillary Documents, the consummation by Purchaser of the transactions contemplated hereby and thereby and the compliance by Purchaser with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, any provision of (i) the Delaware General Corporation Law, (ii) the certificate of incorporation or by-laws of Purchaser, (iii) any contract, agreement, indenture, commitment or obligation to which Purchaser is a party or by which Purchaser or its properties are bound, or (iv) any Law applicable to Purchaser, other than, in the case of clauses (iii) and (iv) above, any such conflicts, violations or defaults that, individually or in the aggregate, would not materially impair the ability of Purchaser to perform its obligations under this Agreement.

                     (D) CONSENTS. No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any third party is required to be obtained or made by or with respect to Purchaser or the Acquired Assets in connection with the execution and delivery of this Agreement and the Purchaser Ancillary Documents or the consummation of the transactions contemplated hereby and thereby, except for (i) compliance with and filings under the HSR Act and (ii) those the failure of which to obtain or make, individually or in the aggregate, would not materially impair the ability of Purchaser to perform its obligations under this Agreement.

                     (E) FINANCING. Purchaser has available cash or has existing borrowing facilities or firm commitments which, together with its available cash, are sufficient to enable it to consummate the transactions contemplated hereby. True and complete copies of any borrowing facilities or commitments that will be used to finance any portion of the Purchase Price have been provided to Seller prior to the date of this Agreement.

                     (F) BROKERS. Except for Merrill Lynch International, Purchaser has not incurred nor will incur any broker's, finder's, investment banking or similar fee in connection with the transactions contemplated by this Agreement and Purchaser has not made any statement or representation that could form the basis for any claim for any such fee.


                                   ARTICLE 5.

                                   COVENANTS

                     SECTION 5.1. COVENANTS OF SELLER RELATING TO CONDUCT OF BUSINESS. During the period from the date of this Agreement and continuing until the Closing, except as expressly provided in this Agreement, including the Schedules hereto, or to the extent that Purchaser shall otherwise consent (which consent shall not be unreasonably withheld or delayed), Seller shall carry on the Business and conduct all promotional activities in the Ordinary Course of Business, and shall not engage in promotional shipments or activities outside the Ordinary Course of Business. Without limiting the generality of the foregoing, Seller shall: (a) protect and maintain the Intellectual Property and the Technology in the Ordinary Course of Business and not sell or otherwise dispose of the same; (b) sell or dispose of Inventory only in the Ordinary Course of Business; (c) comply with the provisions of Section 5.11 prior to the sale or other disposition of machinery or equipment of the Business outside the Ordinary Course of Business; (d) comply, in all material respects, with all applicable Laws in the conduct of the Business; and (e) use commercially reasonable efforts to preserve the business of the Business.

                     SECTION 5.2. ACCESS TO INFORMATION. From the date hereof to the Closing, to the extent not prohibited by applicable Law, Seller shall furnish to Purchaser such information as Purchaser may reasonably request relating to product costs, inventory and sales and trade commitments; provided, however, Seller may withhold information or limit the level of detail or specificity of the information provided to the extent that Seller, in its reasonable discretion, determines the nature or extent of the information requested to be proprietary to Seller or competitively sensitive. Notwithstanding the foregoing proviso, Seller agrees to furnish to Purchaser (a) within seven (7) calendar days after the date hereof production ready art work for cartons and pouches for each of the Brands and (b) as soon as reasonably practicable after the date hereof, information within Seller's possession relating to the establishment of the chain of title with respect to the registered Trademarks listed on Schedule 2.2(a)(i). Purchaser acknowledges that any information being provided to it or its representatives by Seller pursuant to or in connection with this Agreement is subject to the terms of a confidentiality agreement between Swedish Match North America Inc. and North Atlantic Trading Company, Inc. dated December 7, 1999 (the "Confidentiality Agreement").

                     SECTION 5.3. GOVERNMENTAL APPROVALS, ETC.

                     (a) Each of Purchaser and Seller shall as promptly as practicable, but in no event later than six (6) Business Days following the execution and delivery of this Agreement, file with the United States Federal Trade Commission and the United States Department of Justice, the notification and report form under the HSR Act required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act. Each of Purchaser and Seller shall as promptly as practicable comply with any other Laws of any country which are applicable to any of the transactions contemplated hereby and pursuant to which any consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person in connection with such transactions is necessary. Each of Purchaser and Seller shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing, registration or declaration which is necessary under the HSR Act or any other such Laws. Purchaser and Seller shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Authority, and shall comply promptly with any such inquiry or request.

                     (b) Subject to the terms and conditions of this Agreement, each party shall use its best efforts to cause the Closing to occur as promptly as practicable, including without limitation, (i) in the case of Purchaser, vigorously defending against any lawsuits, actions or proceedings, judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby on antitrust grounds, including seeking to have vacated or reversed any preliminary injunction, temporary restraining order, stay or other legal restraint or prohibition entered or imposed by any court or other Governmental Authority that is not yet final and nonappealable, (ii) in the case of Seller, assisting Purchaser and cooperating fully with Purchaser in defending any lawsuits, actions or proceedings of the nature described in clause
(i) above, including, but not limited to, providing information within Seller's possession and making Seller's personnel available to Purchaser's counsel in a timely manner as necessary, instructing Seller's counsel to vigorously defend depositions of Seller's personnel and to work closely with Purchaser's counsel to develop common litigation strategies and (iii) in the case of each party, (A) vigorously defending against any other lawsuits, actions or proceedings naming it as a defendant that would cause the condition set forth in Section 6.1(d) not to be satisfied and (B) assisting and cooperating fully with the other party in defending any lawsuits, actions or proceedings of the nature described in clause
(A) above.

                     SECTION 5.4. THIRD PARTY CONSENTS. It shall be the responsibility of Seller to obtain all Seller Required Consents prior to the Closing Date. Seller will use its best efforts to obtain such Required Consents, and Purchaser will cooperate with Seller as may reasonably be requested in its efforts to obtain such Required Consents.

                     SECTION 5.5. CERTAIN INFORMATION. After the Closing, upon reasonable written notice, Purchaser and Seller shall furnish or cause to be furnished to each other and their respective accountants, counsel and other representatives access, during normal business hours, such information (including records pertinent to the Business) and assistance relating to the Acquired Assets as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any Tax returns, reports or forms or the defense of, or response required under, or pursuant to, any lawsuit, action or proceeding (including any proceeding involving Seller related to the Acquired Assets). Purchaser and Seller shall, and shall cause their Affiliates to, retain until five years after the Closing Date all such records pertinent to the Acquired Assets which are owned by such Person immediately after the Closing; after the end of such period, before disposing of any such records, the applicable party shall give notice to such effect to the other, and shall give the other, at the other's cost and expense, a reasonable opportunity to remove and retain all or any part of such records as the other may select.

                     SECTION 5.6. BULK TRANSFER LAWS. The parties agree to waive the requirements, if any, of any so-called "bulk transfer law" of any jurisdiction in connection with the sale of the Acquired Assets to Purchaser. Seller is current and, from the date hereof until the Closing, shall remain current, on all payments due to raw material and other vendors supplying materials necessary to conduct the Business in the Ordinary Course of Business, in each case, in accordance with the terms of Seller's contracts or other arrangements with such vendors, except for payments being contested in good faith by Seller.

                     SECTION 5.7. ADDITIONAL AGREEMENTS.

                     (a) Without limiting any other obligation of Purchaser or Seller under this Agreement, each of Purchaser and Seller will use all reasonable efforts to facilitate and effect the implementation of the transfer of the Acquired Assets to Purchaser and the assumption of the Assumed Liabilities by Purchaser and, for such purpose but without limitation, each of Purchaser and Seller promptly will at and after the Closing execute and deliver or cause to be executed and delivered to the other party such assignments, deeds, bills of sale, assumption agreements, consents and other instruments of transfer or assumption as Purchaser or its counsel or Seller or its counsel may reasonably request as necessary or desirable for such purpose (it being understood that any such assignment, deed, bill of sale, assumption agreement, consent or other instrument of transfer or assumption shall not provide for any representations or warranties or any obligations or liabilities that are not otherwise expressly provided for in this Agreement).

                     (b) Each party agrees that, upon the request of the other party, it will negotiate in good faith with such other party to implement any change to the structure of the transactions contemplated hereby that would reduce the tax liability of, or create tax benefits for, such other party; it being understood and agreed that (i) neither party shall be required to negotiate with respect to any revision that would have any significant adverse effect upon such party and (ii) neither party shall be obligated to enter into any amendment hereto proposed by the other party as contemplated by this Section 5.7(b) unless the failure to do so is wholly unreasonable.

                     (c) Any defect in record title, including gaps in the chain of title or encumbrances, with respect to Scheduled Intellectual Property, whether known or unknown at Closing, shall be corrected by Seller at Seller's expense diligently following receipt of notice from Purchaser of such defect.

                     (d) Upon Purchaser's reasonable request and at Purchaser's expense, Seller shall cooperate with Purchaser and take all action as may be reasonably necessary in (i) the prosecution of applications to register, and the maintenance of registrations of, the Intellectual Property or the Technology,
(ii) the enforcement of the Intellectual Property or the Technology against third parties, and (iii) the defense of any action or proceeding concerning the Intellectual Property or the Technology. Nothing in this Section 5.7(d) shall be construed to limit or impair Purchaser's right to indemnification pursuant to
Article 8.

                     SECTION 5.8. CERTAIN UNDERSTANDINGS. Except as set forth in this Agreement and in the Seller Ancillary Documents, Purchaser acknowledges that none of Seller or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Business, the Acquired Assets or other matters not included in this Agreement, the Schedules hereto, or the Seller Ancillary Documents, and none of Seller or any other Person will be subject to any liability to Purchaser or any other person resulting from the distribution to Purchaser, or Purchaser's use of, any such information, including any information, documents or material made available to Purchaser or in any other form in expectation of the transactions contemplated hereby.

                     SECTION 5.9. NONCOMPETITION. As a condition to Purchaser's obligation to purchase the Acquired Assets and in order to ensure to Purchaser the full benefits of the Acquired Assets, Seller hereby covenants and agrees that, for a period of three (3) years following the Closing Date (the "Restricted Period") and within the entire United States, the NATC Group shall not engage, directly or indirectly, in the business of manufacturing, and shall not contract for the manufacturing of, any loose leaf chewing tobacco products; provided, however, that the NATC Group shall not be deemed to be engaged in the business of manufacturing, and shall not be deemed to have contracted for the manufacturing of, any loose leaf chewing tobacco products as a result of (i) the acquisition after the Closing Date of any Person engaged in such business or in such contracting or (ii) the provision by International Flavors and Technologies, Inc., a subsidiary of NATC engaged in the business of developing tobacco blends and flavorings, or any successor, or any successor to such business, of consulting or other services to Persons engaged in the business of manufacturing, or contracting for the manufacturing of, loose leaf chewing tobacco products; provided, further, however, that (A) in the event the NATC Group directly or indirectly acquires control of a Person that is engaged in the business of manufacturing, or contracts for the manufacturing of, any loose leaf chewing tobacco products, the NATC Group shall not, and shall cause any such controlled Person not to, manufacture or contract to be manufactured during the Restricted Period any brands that were not in existence at the time of such acquisition, and (B) International Flavors and Technologies, Inc. and any successors to its business shall not provide consulting or other services to any person during the Restricted Period that involve efforts to replicate any of the Brands. Seller acknowledges that any breach of the covenants of this Section will result in irreparable damage and continuing injury to Purchaser. Therefore, in the event of any breach or threatened breach of the covenants in this Section, Seller acknowledges that Purchaser shall be entitled, without limiting any other remedies, to an injunction restraining the NATC Group from committing any such violation, and Seller hereby consents to the issuance of such injunction. Seller acknowledges and agrees that (i) the covenants of this Section are reasonably necessary for the protection of Purchaser and its business; (ii) such covenants are reasonably limited with respect to the activities prohibited, the duration thereof, the geographical area thereof, the scope thereof and the effect thereof on Seller and the public; (iii) the purpose and effect of such covenants is solely to protect Purchaser for a limited period of time from unfair competition by Seller; and (iv) the purchase of the Acquired Assets is expressly conditioned upon Seller agreeing to abide by and be bound by all of the covenants and provisions of this Section. In the event that any provision of this Section shall be determined by any court to be unenforceable, this Section shall be interpreted to extend over the maximum time periods for which it may be enforceable, and to the maximum extent in any and all other respects as to which it may be enforceable, all as shall be determined by such court.

                     SECTION 5.10. REVISED DISCLOSURE. In the event that, at any time after the date hereof, Seller determines that any of Seller's representations or warranties contained herein are not true and correct in all material respects, Seller shall provide notice thereof to Purchaser (a "Revised Disclosure") and, to the extent not previously furnished or made available to Purchaser, copies of any additional documents that are referenced in the Revised Disclosure. All representations and warranties set forth in Section 4.1 shall be deemed amended, supplemented and qualified by the information set forth in the Revised Disclosure to the same effect as if such Revised Disclosure had been incorporated herein on the date of this Agreement.

                     SECTION 5.11. SALE OF EQUIPMENT . From and after the date hereof until the Closing Date, Seller and Purchaser agree to negotiate in good faith with respect to the sale by Seller, and the purchase by Purchaser, of such items, as Purchaser may request, of machinery and equipment used in the Business that Seller does not expect to use for other purposes after the Closing Date. Nothing contained in this Agreement shall obligate Seller to sell or Purchaser to purchase any such machinery or equipment.

                     SECTION 5.12. ALLOCATION. As soon as practicable after the Closing, Seller and Purchaser shall in good faith seek to agree upon an allocation of the Purchase Price among the Acquired Assets and the Assumed

Liabilities. Subject to mutual agreement with respect to such allocation, prior to filing any Tax return which includes information related to the transactions contemplated in this Agreement, Seller and Purchaser, employing the agreed upon allocation, shall prepare mutually acceptable IRS Forms 8594 which they shall use to report the transactions contemplated in this Agreement to the Internal Revenue Service and to all other taxing Governmental Authorities. Neither Seller nor Purchaser shall take a position in any return, Tax proceeding, Tax audit or otherwise inconsistent with any such agreed upon allocation; provided, however, that nothing contained herein shall require Seller or Purchaser to contest any proposed deficiency or adjustment by any taxing Governmental Authority which challenges such allocation of the Purchase Price, or exhaust administrative remedies before any taxing Governmental Authority in connection therewith, and Seller and Purchaser shall not be required to litigate before any court (including, without limitation, the United States Tax Court), any proposed deficiency or adjustment by any taxing Governmental Authority which challenges such allocation of the Purchase Price. Seller and Purchaser shall give prompt notice to the other of any challenge by any taxing Governmental Authority of the agreed upon allocation of the Purchase Price.


                     SECTION 5.13. CONFIDENTIAL INFORMATION. During the term of this Agreement, Seller shall not disclose Evaluation Material (as defined in the Confidentiality Agreement) to any Person (other than to Purchaser and its advisers) except as may be required by Law.


                                   ARTICLE 6.

                             CONDITIONS PRECEDENT

                     SECTION 6.1. CONDITIONS TO EACH PARTY'S OBLIGATION. The obligation of Purchaser to purchase the Acquired Assets and the obligation of Seller to sell, assign, transfer, convey and deliver the Acquired Assets to Purchaser shall be subject to the satisfaction prior to the Closing of the following conditions:

                     (A) HSR WAITING PERIOD. Any waiting period applicable to the transactions contemplated hereby under the HSR Act shall have terminated or expired, or the parties shall have resolved any antitrust issues raised by a Governmental Authority in the manner contemplated by Section 5.3(b).

                     (B) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect.

                     (C) MANUFACTURING SERVICES. Purchaser and Seller shall have executed and delivered a Manufacturing Services Agreement in substantially the form attached hereto as Exhibit B (the "Manufacturing Services Agreement").

                     (D) NO LAWSUITS OR ACTIONS. No lawsuit, action or other proceeding shall have been instituted against either party hereto to (i) restrain, enjoin or otherwise prevent the consummation of the transactions contemplated hereby or seek equitable relief in the form of a divestiture of assets or similar actions, or (ii) obtain substantial damages from either party hereto as a result of the consummation of the transactions contemplated hereby; provided, however, that no lawsuit action or other proceeding of the nature described in clause (ii) above shall remain a condition to a party's obligation hereunder if such party is not reasonably likely to suffer substantial Losses as a result thereof (after taking into account, without limitation, the merits of the claim and any rights of such party to receive indemnification or contribution for any such Losses).

                     SECTION 6.2. CONDITIONS TO OBLIGATION OF PURCHASER. The obligation of Purchaser to purchase the Acquired Assets is subject to the satisfaction at and as of the Closing of each of the following conditions:

                     (A) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller set forth in this Agreement shall be true and correct as of the date of this Agreement and shall be true and correct in all material respects as of the Closing as though made at and as of the Closing, and Purchaser shall have received a certificate signed by an authorized officer of Seller to such effect.

                     (B) PERFORMANCE OF OBLIGATIONS OF SELLER. Seller shall have performed or complied in all material respects with all obligations, conditions and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing, and Purchaser shall have received a certificate signed by an authorized officer of Seller to such effect.

                     (C) CERTIFICATE OF INCUMBENCY AND RESOLUTIONS. Purchaser shall have received a certificate of the President and Secretary of each of Seller and NATC (i) as to the incumbency and signatures of the officers of Seller and NATC; and (ii) as to the adoption and continued effectiveness of resolutions of Seller and NATC authorizing the transactions contemplated hereby.

                     (D) OPINION OF SELLER'S COUNSEL. Purchaser shall have received an opinion dated the Closing Date of Weil, Gotshal & Manges LLP, counsel to Seller, substantially in the form set forth in Exhibit C.

                     (E) RELEASE OF LIEN. Seller shall have obtained the release of the liens under the Credit Agreement, Security Agreement and Assignment listed on Schedule 4.1(h) and shall have provided Purchaser of evidence of such release. Seller shall have filed for recordal with the United States Patent and Trademark Office the Release and Reassignment, entered into by Societe Generale, dated as of June 25, 1997, and the Release and Reassignment, entered into by Lancaster Leaf Tobacco Company of Pennsylvania, Inc., dated as of June 23, 1997, and shall have provided Purchaser of evidence of such filing.

                     (F) SELLER'S REQUIRED CONSENTS. Seller shall have delivered to Purchaser evidence that all of Seller Required Consents have been obtained.

                     (G) NO MATERIAL ADVERSE EFFECT. No Material Adverse Effect shall have occurred; provided, however, that Purchaser shall be deemed to have waived any claim that a Material Adverse Effect has occurred based upon (i) a Revised Disclosure as contemplated by Section 5.10 if Purchaser has not terminated the Agreement as a result thereof pursuant to Section 7.1(a)(iv) and
(ii) an Adverse Change as and to the extent provided in Section 7.1(b).

                     (H) NATC GUARANTY. NATC shall have executed and delivered to Purchaser a Guaranty Agreement in the form attached hereto as Exhibit D.


                     SECTION 6.3. CONDITIONS TO OBLIGATION OF SELLER. The obligation of Seller to sell, assign, transfer, convey, and deliver the Acquired Assets is subject to the satisfaction at and as of the Closing of each of the following conditions:

                     (A) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser set forth in this Agreement shall be true and correct has of the date of this Agreement and shall be true and correct in all material respects as of the Closing as though made at and as of the Closing, and Seller shall have received a certificate signed by an authorized officer of Purchaser to such effect.

                     (B) PERFORMANCE OF OBLIGATIONS OF PURCHASER. Purchaser shall have performed or complied in all material respects with all obligations, conditions and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing, and Seller shall have received a certificate signed by an authorized officer of Purchaser to such effect.

                     (C) CERTIFICATE OF INCUMBENCY AND RESOLUTIONS. Seller shall have received a certificate of the President and Secretary of each of Purchaser and Swedish Match (i) as to the incumbency and signatures of the officers of Purchaser and Swedish Match; and (ii) as to the adoption and continued effectiveness of resolutions of Purchaser and Swedish Match authorizing the transactions contemplated hereby.

                     (D) OPINIONS OF PURCHASER'S COUNSEL. Seller shall have received (i) an opinion dated the Closing Date of Womble Carlyle Sandridge & Rice, PLLC, counsel to Purchaser, substantially in the form set forth in Exhibit E and (ii) an opinion dated the Closing Date of the General Counsel of Swedish Match, with respect to the Swedish Match Guaranty, substantially in the form set forth in Exhibit F.

                     (E) SWEDISH MATCH GUARANTY. Swedish Match shall have executed and delivered to Seller a Guaranty Agreement in the form attached hereto as Exhibit G (the "Swedish Match Guaranty").

                                   ARTICLE 7.

                        TERMINATION, AMENDMENT AND WAIVER

                     SECTION 7.1. TERMINATION.

                     (a) Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

                  (i)      by mutual written consent of Seller and Purchaser;

                  (ii) by Seller if any of the conditions set forth in Sections 6.1 or 6.3 shall have become incapable of fulfillment, and shall not have been waived by Seller;

                  (iii) by Purchaser if any of the conditions set forth in Sections 6.1 or 6.2 shall have become incapable of fulfillment, and shall not have been waived by Purchaser;

                  (iv) by Purchaser on or before that date that is five (5) Business Days after the delivery of any Revised Disclosure pursuant to Section 5.10, if the facts, events, agreements (or other instruments) or circumstances first disclosed in the Revised Disclosure are reasonably likely to have a Material Adverse Effect;

                  (v)      by Purchaser or Seller pursuant to Section 7.1(b);

                  (vi) subject to Section 7.1(b), by Seller or Purchaser if the Closing shall not have occurred on or prior to the date that is 120 days after the HSR Date;

                  (vii) by Seller or Purchaser if the Closing shall not have occurred on or prior to the date that is 180 days after the date hereof; or

                  (viii) by Seller, upon 30 days prior written notice to Purchaser furnished at any time on or after the conclusion of the 60 days period referred to below, if any lawsuit, action or other proceeding is instituted against either party hereto that causes the condition to Seller's obligations hereunder set forth in Section 6.1(d) not to be satisfied and such lawsuit, action or other proceeding is not dismissed, settled or otherwise resolved within 60 days after the same is instituted such that it no longer constitutes a condition to Seller's obligations hereunder pursuant to Section 6.1(d); provided, however, that Seller shall have no right to terminate this Agreement pursuant to this Section 7.1(a)(viii) as a result of a lawsuit, action or proceeding that is the subject of a Seller's notice to Purchaser pursuant to this Section 7.1(a)(viii), if such lawsuit, action or other proceeding is dismissed, settled or otherwise resolved within the 30-day period following the furnishing of such notice such that it no longer constitutes a condition to Seller's obligations hereunder pursuant to Section 6.1(d).

provided, however, that the party seeking termination pursuant to clause (ii),
(iii), (v) or (vi) is not in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement and that the acts or omissions of the party seeking termination are not causing the failure by the other party to satisfy a condition set forth in clause (ii),
(iii), (v) or (vi).

                     (b) In the event that, at any time after the date that is 45 days after the HSR Date, Seller determines that there has been or is reasonably likely to be an adverse change in the Business (an "Adverse Change"), Seller may notify Purchaser in writing of the occurrence of such Adverse Change setting forth, in reasonable detail, the facts, events, agreements or circumstances giving rise to the Adverse Change, and request Purchaser to provide its good faith estimate of the date by which the condition set forth in
Section 6.1(a) is likely to be satisfied (the "Estimated HSR Date"). Purchaser shall notify Seller of the Estimated HSR Date within five (5) Business Days after Seller's request therefore. Within five (5) Business Days after Seller's receipt of notice of the Estimated HSR Date, Seller may, by notice to Purchaser, offer the Purchaser the option to either (i) terminate this Agreement, or (ii) notify Seller of its intention to continue this Agreement, in which event Purchaser shall be deemed to (A) have waived any claim that a Material Adverse Effect has occurred on or prior to the Closing based upon the Adverse Change disclosed by Seller to Purchaser and (B) committed to continue to use best efforts to satisfy the condition set forth in Section 6.1(a) through the later of the Estimated Date and the date that is 120 days after the HSR Date.

                     (c) If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 7.1, this Agreement shall become null and void and of no further force and effect, except for the provisions of (i) Section 5.2 relating to the obligation of Purchaser to keep confidential certain information and data obtained by it from Seller, (ii) this Section 7.1, and (iii) Article 9. Nothing in this Section 7.1 shall be deemed to release either party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of either party to compel specific performance by the other party of its obligations under this Agreement.


                                   ARTICLE 8.

                                INDEMNIFICATION

                     SECTION 8.1. INDEMNIFICATION BY SELLER. Seller hereby agrees to indemnify Purchaser and its Affiliates and their respective officers, directors, employees, stockholders, agents and representatives against, and agrees to hold them harmless from, any Losses, as incurred (payable quarterly upon written request), to the extent arising from, relating to or otherwise in respect of (a) any breach of any representation or warranty of Seller contained in this Agreement, (b) any breach of any covenant of Seller contained in this Agreement or in any Seller Ancillary Document, or (c) any Liability of Seller which is not an Assumed Liability; provided, however, that Seller shall not have any Liability under this Section 8.1 to the extent the Liability arises as a result of the operation or use of the Acquired Assets after the Closing or any action taken or omitted to be taken by Purchaser or any of its Affiliates.

                     SECTION 8.2. INDEMNIFICATION BY PURCHASER. Purchaser hereby agrees to indemnify Seller, and its Affiliates and their respective officers, directors, employees, stockholders, agents and representatives against, and agrees to hold them harmless from, any Losses, as incurred (payable quarterly upon written notice) to the extent arising from, relating to or otherwise in respect of (a) any breach of any representation or warranty of Purchaser contained in this Agreement, (b) any breach of any covenant of Purchaser contained in this Agreement or in any Purchaser Ancillary Document requiring performance after the Closing, (c) any Assumed Liabilities, or (d) the operation or use of the Acquired Assets after the Closing or any action taken or omitted to be taken by Purchaser or any of its Affiliates.

                     SECTION 8.3. LIMITATIONS.

                     (a) Notwithstanding the provisions of Sections 8.1 and 8.2, Seller shall not have any indemnification obligation under Section 8.1(a), and Purchaser shall not have any indemnification obligation under Section 8.2(a), unless and until the aggregate amount of all Losses relating thereto exceeds $500,000, and then only to the extent of such excess (it being understood and agreed that such limitations shall not apply to indemnification obligations under Section 8.1(b) and 8.1(c) or Section 8.2(b), 8.2(c) and 8.2(d)). In addition, neither Seller nor Purchaser shall have any liability to indemnify for Losses under Section 8.1 or Section 8.2, respectively, to the extent such Losses exceed the Purchase Price except for Losses arising from Third Party Claims (relating to Product Liabilities or otherwise), with respect to which such limitation shall not apply.

                     (b) Each party hereto acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article 8, except in the case of actual common law fraud.

                     SECTION 8.4. CHARACTERIZATION OF INDEMNIFICATION PAYMENTS. All amounts paid by Seller or Purchaser, as the case may be, under this Article 8 shall be treated as adjustments to the Purchase Price for all Tax purposes.

                     SECTION 8.5. LOSSES NET OF INSURANCE; TAX LOSS AND BENEFITS. The amount of any Loss for which indemnification is provided under this Article 8 (a) shall be net of any amounts recovered or recoverable by the indemnified party under insurance policies with respect to such Loss, (b) shall be net of any amounts recovered by the indemnified party from any third Person (by contribution, indemnification or otherwise) with respect to such Loss, and

(c) shall be (i) increased to take account of any net Tax cost incurred by the indemnified party arising from the receipt of indemnity payments hereunder (grossed-up for such increase) and (ii) reduced to take account of any net Tax benefit realized by the indemnified party arising from the incurrence or payment of any such Loss. In computing the amount of any such Tax cost or Tax benefit, the indemnified party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified loss, liability, claim, damage or expense.

                     SECTION 8.6. TERMINATION OF INDEMNIFICATION. The obligations to indemnify and hold harmless any party, (a) pursuant to Section 8.1(a) and Section 8.2(a), shall terminate when the applicable representation or warranty terminates pursuant to Section 9.4; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice pursuant to Sections 8.7 or 8.8 (stating in reasonable detail the basis of such claim) to the party to be providing the indemnification, and (b) pursuant to the other clauses of Sections 8.1 and 8.2, shall not terminate.

                     SECTION 8.7. PROCEDURES RELATING TO THIRD PARTY CLAIMS.

                     (a) In order for a Person (the "indemnified party"), to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any Person against the indemnified party (a "Third Party Claim"), such indemnified party must notify the indemnifying party in writing, and in reasonable detail, of the Third Party Claim within ten (10) Business Days after receipt by such indemnified party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure (except that the indemnifying party shall not be liable for any expenses incurred during the period in which the indemnified party failed to give such notice). Thereafter, the indemnified party shall deliver to the indemnifying party, promptly after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

                     (b) If a Third Party Claim is made against an indemnified party, the indemnifying party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party; provided, however, that the indemnifying party shall have the right to assume the defense only if (i) it obtains counsel that is reasonably satisfactory to the indemnified party; (ii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief; and (iii) the indemnifying party conducts the defense of the claim diligently. Should the indemnifying party so assume the defense of a Third Party Claim, the indemnifying party will not be liable to the indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof (other than during any period in which the indemnified party shall have failed to give notice of the Third Party Claim as provided above). If the indemnifying party chooses to defend or prosecute a Third Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the indemnifying party chooses to defend or prosecute any Third Party Claim, the indemnified party will agree to any settlement, compromise or discharge of such Third Party Claim which the indemnifying party may recommend and which by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim and provides for a full and unconditional release of the indemnified party from any Liability with respect to such Third Party Claim. Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld).

                     (c) Notwithstanding anything to the contrary contained in
Section 8.7(b), in the event that both Seller and Purchaser are in any Third Party Claim relating to Product Liabilities and such claim does not relate exclusively to the period of time during which Products were sold by Seller or the period of time during which Products were sold by Purchaser, the provisions of Section 8.7(b) shall not apply to the defense of such Third Party Claim and, unless the parties otherwise agree in writing, each of Seller and Purchaser shall assume the defense of such claim on its own behalf and employ counsel, at its own expense, separate from the counsel employed by the other, it being understood that each party shall control its own defense. The parties shall nevertheless cooperate in the defense or prosecution of the Third Party Claim. Such cooperation shall include the retention and, upon either party's request, the provision to such party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

                     (d) Each party hereby agrees to use commercially reasonable efforts to enforce any rights it may have to indemnification from third Persons with respect to Product Liabilities that are the subject of any Third Party Claim.

                     SECTION 8.8. PROCEDURES RELATING TO NON-THIRD PARTY CLAIMS. In order for an indemnified party to be entitled to any indemnification provided for under this Agreement in respect of a claim that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice of such claim with reasonable promptness to the indemnifying party. The failure by any indemnified party so to notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to such indemnified party under this Agreement, except to the extent that the indemnifying party shall have been actually prejudiced by such failure. If the indemnifying party does not notify the indemnified party within 30 calendar days following its receipt of such notice that the indemnifying party disputes its liability to the indemnified party under this Agreement, such claim specified by the indemnified party in such notice shall be conclusively deemed a liability of the indemnifying party under this Agreement and the indemnifying party shall pay the amount of such liability to the indemnified party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the indemnifying party has timely disputed its liability with respect to such claim, as provided above, the indemnifying party and the indemnified party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.


                                   ARTICLE 9.

                              GENERAL PROVISIONS

                     SECTION 9.1. NOTICES. All notices and other communications hereunder shall be in writing (including telecopy or similar writing) and shall be sent, delivered or mailed, addressed or telecopied:

                    (a)        if to Purchaser, to

                               Swedish Match North America, Inc.
                               6600 West Broad Street
                               Richmond, Virginia  23230
                               Attention:  Gerard J. Roerty, Jr., Esq.
                               Telecopy No.:  (804) 287-3282



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
                               with copies to:

                               Swedish Match AB
                               Rosenlundsgaten 36
                               SE-118 85 Stockholm
                               Sweden
                               Attention:  Bo Aulin, Senior Vice President,
                                 Secretary and General Counsel
                               Telecopy No.:  011-46-8-720-7656

                               Womble Carlyle Sandridge & Rice, PLLC
                               3300 One First Union Center
                               301 South College Street
                               Charlotte, North Carolina  28202
                               Attention:  Lesley G. Powell, Esq.
                               Telecopy No.:  (704) 338-7857

                    (b)        if to Seller, to

                               National Tobacco Company, L.P.
                               257 Park Avenue South, 7th Floor
                               New York, New York 10010-7304
                               Attention: David I. Brunson,
                                 Chief Financial Officer
                               Telecopy No.:  ( 212 ) 253-8296

                               with copies to:

                               Weil, Gotshal & Manges LLP
                               767 Fifth Avenue
                               New York, New York 10153-0119
                               Attention:  David E. Zeltner, Esq.
                               Telecopy No.:  (212) 310-8007


Each such notice or other communication shall be given (i) by hand delivery,
(ii) by nationally recognized courier service, or (iii) by telecopy, receipt confirmed. Each such notice or communication shall be effective (i) if delivered by hand or by nationally recognized courier service, when delivered at the address specified in this Section 9.1 (or in accordance with the latest unrevoked direction from such party) and (ii) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 9.1 (or in accordance with the latest unrevoked direction from such party), and confirmation is received.

                     SECTION 9.2. INTERPRETATION. When a reference is made in this Agreement to a Section, Schedule or Exhibit, such reference shall be to a Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "included", "includes" or


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
"including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". Whenever the word "material" is used in this Agreement (except when used with respect to the Purchaser), it shall mean material to the value of the Acquired Assets or to the operations of the Business as they relate to the value of the Acquired Assets. Whenever the phrase "reasonably likely to be adversely determined" is used in this Agreement, it shall not require a determination that it is more likely than not. Whenever reference is made to "knowledge of Seller", it shall mean the actual knowledge of the Persons named on Schedule 9.2, except that, with respect to the representations and warranties contained in Section 4.1(i), knowledge shall mean the knowledge of such Persons and Seller's outside trademark counsel. Any matter set forth in any Schedule shall be deemed set forth in all other Schedules to the extent relevant.

                     SECTION 9.3. AMENDMENTS AND WAIVERS. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing Purchaser, on the one hand, or Seller, on the other hand, may waive compliance by the other party with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.

                     SECTION 9.4. SURVIVAL OF REPRESENTATIONS. The representations and warranties contained in this Agreement and in any document delivered in connection herewith shall survive the Closing solely for purposes of Article 8 and shall terminate at the close of business 18 months following the Closing Date; provided, however, that (i) the representations and warranties of Seller in Section 4.1(h) (entitled "Title to Acquired Assets") and in clause
(iii) of Section 4.1(i) (entitled "Intellectual Property and Technology") shall not terminate until the close of the statute of limitations applicable to claims made under such Section and (ii) the other representations and warranties of Seller in Section 4.1(i) shall terminate at the close of business 24 months following the Closing Date.

                     SECTION 9.5. SEVERABILITY. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

                     SECTION 9.6. COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (including by telecopy) to the other party.

                     SECTION 9.7. ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) except as provided in Article 8, are not intended to confer upon any


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Person other than the parties hereto and their successors and permitted assigns any rights or remedies hereunder.

                     SECTION 9.8. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely in the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflict of laws.

                     SECTION 9.9. CONSENT TO JURISDICTION. Each of Purchaser and Seller irrevocably submits to the non-exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York located in the Borough of Manhattan in the City of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby and brought by a party hereto against the other party hereto (including, without limitation, any claim over on the theory of indemnity, contribution or otherwise). Each of the Purchaser and Seller further agrees that service of any process, summons, notice or document by U.S. registered mail or overnight delivery service to such party's respective address set forth in Section 9.1 shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth above. Each of Purchaser and Seller irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby and brought by a party hereto against the other party hereto (including, without limitation, any claim over on the theory of indemnity, contribution or otherwise) in (a) the Supreme Court of the State of New York, New York County, or (b) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

                     SECTION 9.10. PUBLICITY. From the date of this Agreement through the Closing, neither Seller, on the one hand, nor Purchaser, on the other hand, shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, except as such release or announcement may be required by Law or the rules or regulations of a national securities exchange in the United States, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of its issuance.

                     SECTION 9.11. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party, except that Purchaser may assign to any direct or indirect wholly owned subsidiary or Affiliate of Purchaser the right to acquire part or all of the Acquired Assets hereunder; provided, however, that any such assignment shall not release Purchaser from any obligation or liability hereunder (including any right or obligation under Article 8). Subject to the preceding sentence, this Agreement


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will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                         [SIGNATURES BEGIN ON NEXT PAGE]



















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                     IN WITNESS WHEREOF, Seller and Purchaser have caused this
Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.



                                 NATIONAL TOBACCO COMPANY, L.P.

                                 By: NATIONAL TOBACCO FINANCE CORPORATION,
                                     solely in its capacity as general partner

                                       By: /s/ Thomas F. Helms, Jr.
                                           -------------------------------------
                                           Name: Thomas F. Helms, Jr.
                                           Title: President



                                SWEDISH MATCH NORTH AMERICA INC.

                                       By: /s/ Lennart R. Freeman
                                           -------------------------------------
                                           Name: Lennart R. Freeman
                                           Title: President










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